EXHIBIT 10.7

GLOBAL AMENDMENT

TO

RESTRICTED SHARE UNIT AWARD TERMS AND CONDITIONS

(July 13, 2005 Awards)

WHEREAS, Occidental Petroleum Corporation (the “Corporation”) granted certain Restricted Share Unit Awards (the “Awards”) to the individuals listed on Appendix A attached hereto (each a “Grantee”) on July 13, 2005;

WHEREAS, the Awards are subject to the Occidental Petroleum Corporation 2005 Long-Term Incentive Plan Restricted Share Unit Award Terms and Conditions (the “Terms and Conditions”);

WHEREAS, Section 409A of the Internal Revenue Code (“Section 409A”) provides rules regarding the deferral of taxation of non-qualified deferred compensation plans, effective for amounts that were not earned and vested as of December 31, 2004;

WHEREAS, proposed regulations issued by the Internal Revenue Service allow plan sponsors to amend deferred compensation arrangements to permit participants to change the time and/or form of distribution if such change is made before December 31, 2006, does not provide for distribution in 2006, and does not defer amounts that would otherwise be paid in 2006 (the “Transition Rule”);

WHEREAS, the Awards are subject to Section 409A; and

WHEREAS, the Corporation has decided to permit the Grantees to make certain distribution elections in accordance with the Transition Rule.

NOW THEREFORE, effective October 12, 2006, the Terms and Conditions are amended to add the following provision:

“20.     Special Transition Election.

Notwithstanding anything herein to the contrary, pursuant to the transition rules under Section 409A of the Code and the regulations and guidance thereunder, the Grantee may make a new distribution election with respect to his Restricted Share Units that remain unvested on December 31, 2006. As part of such special election, the Grantee may elect to receive a distribution (A) upon termination of employment in accordance with the general terms and conditions of the Deferral Program pursuant to any elections in effect on January 1, 2007, or as subsequently changed in accordance with the terms of the Deferral Program or (B) in 2008 or, if later, upon vesting. Any election under this Section 20 must be made by November 3, 2006 or such later date as permitted by the Company, but in no event later than December 31, 2006. Any Restricted Share Units that are subject to a 2008 distribution election under this Section 20 shall, upon vesting, be credited to a special subaccount of the Grantee’s Deferred Share Account under the

Deferral Program as described in Section 3.3(b) of the Deferral Program and distributed in 2008 as described therein. Any Restricted Share Units that a Grantee elects to be paid out at vesting shall not be credited under the Deferral Program.”

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Global Amendment to Restricted Share Unit Award Terms and Conditions this ___________ day of ______________, 2006.

OCCIDENTAL PETROLEUM CORPORATION
By:
[name] [title]

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